Carl E. Edwards, Jr., Esq.
             Executive Vice President, General Counsel and Secretary
                            Lennox International Inc.
                              2140 Lake Park Blvd.
                             Richardson, Texas 75080

                                                               December 18, 2000


Lennox International Inc.
2140 Lake Park Blvd.
Richardson, Texas 75080

Ladies and Gentlemen:

     As set forth in the Registration Statement on Form S-8 (the "Registration Statement") to be filed by Lennox International Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), relating to the offering of up to 2,938,135 additional shares (the "Shares") of the common stock, par value $0.01 per share ("Common Stock"), of the Company, pursuant to the 1998 Incentive Plan of Lennox International Inc. (the "Plan"), certain legal matters in connection with the Shares are being passed upon for the Company by me. At the Company's request, this opinion is being furnished to the Company for filing as Exhibit 5 to the Registration Statement.

     In my capacity as counsel to the Company in the connection referenced above, I have examined the Company's Restated Certificate of Incorporation and Amended and Restated Bylaws, each as amended to date, and the Plan, and have examined the originals, or copies certified or otherwise identified, of corporate records of the Company, including minute books of the Company, certificates of public officials and of representatives of the Company, statutes and other instruments and documents as a basis for the opinions hereinafter expressed.

     I have assumed that all signatures on all documents examined by me are genuine, that all documents submitted to me as originals are authentic, that all documents submitted to me as copies are true and correct copies of the originals thereof and that all information submitted to me was accurate and complete.

     Based upon my examination as aforesaid, and subject to the assumptions, qualifications, limitations and exceptions herein set forth, I am of the opinion that:

     1. The Company is a corporation duly incorporated and validly existing in good standing under the laws of the State of Delaware.

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     2. When issued and sold from time to time in accordance with the provisions of the Plan (and any applicable agreements pertaining to awards granted or to be granted under the Plan) pursuant to awards granted by, and for consideration fixed by, the Committee of the Board of Directors of the Company charged with administering the Plan, the Shares will be duly authorized by all necessary corporate action on the part of the Company, validly issued, fully paid and nonassessable.

     The opinions set forth above are limited to the General Corporation Law of the State of Delaware, and no opinion is expressed herein as to matters governed by the law of any other jurisdiction.

     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                                  Very truly yours,

                                                  /s/ Carl E. Edwards, Jr.
                                                  ------------------------------
                                                  Carl E. Edwards, Jr.


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